Exhibit 99.2

INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements of Primary Care (ITC) Intermediate Holdings, LLC and Subsidiaries

Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020	1

Condensed Consolidated Statements of Operations for the three month periods ended March 31, 2021 and March 31, 2020	3

Condensed Consolidated Statement of Members’ Capital for the three month periods ended March 31, 2021 and March 31, 2020	4

Condensed Consolidated Statements of Cash Flows for the three month periods ended March 31, 2021 and March 31, 2020	5 - 6

Notes to Condensed Consolidated Financial Statements	7 - 41

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2021 AND DECEMBER 31, 2020

(UNAUDITED)

	As of,
(in thousands)	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents (Related parties comprised $0.1 and $0.0 million as of March 31, 2021 and December 31, 2020, respectively)	$6,602	$33,807
Accounts receivable, net (Related parties comprised $61.0 and $50.0 million as of March 31, 2021 and December 31, 2020, respectively)	88,007	76,709
Inventory	1,023	922
Prepaid expenses and other current assets	15,383	8,937

Total current assets	111,015	120,375
Property and equipment, net (Related parties comprised $23.9 and $22.7 million as of March 31, 2021 and December 31, 2020, respectively)	40,247	38,126
Goodwill (Related parties comprised $0.2 and $0.0 million as of March 31, 2021 and December 31, 2020, respectively)	235,127	234,328
Payor relationships, net	187,051	189,570
Other intangibles, net (Related parties comprised $0.1 and $0.0 million as of March 31, 2021 and December 31, 2020, respectively)	35,778	36,785
Other assets	7,522	4,362

Total assets	$616,740	$623,546

Liabilities and members’ capital
Current liabilities:
Current portion of notes payable	$4,800	$4,800
Current portion of equipment loans	319	314
Current portion of capital lease obligations	973	876
Current portion of contingent consideration	3,046	—
Accounts payable and accrued expenses (Related parties comprised $0.5 and $0.1 million as of March 31, 2021 and December 31, 2020, respectively)	39,870	33,180
Deferred revenue (Related parties comprised $1.3 and $1.0 million as of March 31, 2021 and December 31, 2020, respectively)	1,313	988
Current portions due to seller	34,798	27,129
Other current liabilities	1,951	1,333

Total current liabilities	87,070	68,620
Notes payable, net of current portion, debt discounts and debt issuance costs	456,102	456,745
Equipment loans, net of current portion	791	873
Capital lease obligations, net of current portion	1,871	1,580
Deferred rent (Related parties comprised $0.2 and $0.1 million as of March 31, 2021 and December 31, 2020, respectively)	3,599	3,111

Refer to accompanying Notes to the Condensed Consolidated Financial Statements

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2021 AND DECEMBER 31, 2020

(UNAUDITED)

Deferred revenue, net of current portion (Related parties comprised $5.0 and $4.3 million as of March 31, 2021 and December 31, 2020, respectively)	4,951	4,277
Due to seller, net of current portion	—	13,976
Contingent consideration, net of current portion	2,412	5,172
Other liabilities (Related parties comprised $9.2 and $8.1 million as of March 31, 2021 and December 31, 2020, respectively)	12,800	11,648

Total liabilities	569,596	566,002
Members’ capital:
Members’ equity	157,662	157,591
Accumulated deficit	(110,383)	(99,913)
Notes receivable, related parties	(135)	(134)

Total members’ capital	47,144	57,544

Total liabilities and members’ capital	$616,740	$623,546

Refer to accompanying Notes to the Condensed Consolidated Financial Statements

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2021 AND 2020

(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2021	2020
Revenue:
Capitated revenue (Related parties comprised $184.9 and $10.3 million as of March 31, 2021 and 2020, respectively)	$267,051	$127,716
Fee-for-service and other revenue (Related parties comprised $0.4 and $0.1 million as of March 31, 2021 and 2020, respectively)	13,084	7,582

Total revenue	280,135	135,298
Operating expenses:
Third-party medical costs (Related parties comprised $133.8 and $6.3 million as of March 31, 2021 and 2020, respectively)	195,046	85,313
Direct patient expense (Related parties comprised $1.4 and $0.8 million as of March 31, 2021 and 2020, respectively)	34,287	17,779
Selling, general, and administrative expenses (Related parties comprised $1.1 and $1.2 million as of March 31, 2021 and 2020, respectively)	34,848	20,984
Depreciation and amortization expense	5,846	3,384
Transaction costs and other (Related parties comprised $0.0 and $1.2 million as of March 31, 2021 and 2020, respectively)	8,516	6,238
Fair value adjustment—contingent consideration	285	—
Management fees (Related parties comprised $0.4 and $0.2 million as of March 31, 2021 and 2020, respectively)	438	214

Total operating expenses	279,266	133,912

Income from operations	869	1,386
Interest expense	(10,626)	(3,665)
Interest income (Related parties comprised $0.0 and $0.1 million as of March 31, 2021 and 2020, respectively)	1	79

Total other expense	(10,625)	(3,586)

Net loss before income tax benefit / (expense)	(9,756)	(2,200)
Income tax benefit / (expense)	(714)	12

Net loss	$(10,470)	$(2,188)
Net loss attributable to non-controlling interests	—	(4)

Net loss attributable to the Company	$(10,470)	$(2,184)

Refer to accompanying Notes to the Condensed Consolidated Financial Statements

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF MEMBERS’ CAPITAL

FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2021 AND 2020

(UNAUDITED)

(in thousands)	Members’ Equity	Total Non-Controlling Interests	Notes Receivable	Accumulated Deficit	Members’ Capital
BALANCE—December 31, 2020	$157,591	$—	$(134)	$(99,913)	$57,544
Primary Care (ITC) Holdings, LLC capital contributions for profit interest units relating to equity-based compensation (Note 15)	71	—	—	—	71
Notes receivable—related parties	—	—	(1)	—	(1)
Net loss	—	—	—	(10,470)	(10,470)

BALANCE—March 31, 2021	$157,662	$—	$(135)	$(110,383)	$47,144

BALANCE—December 31, 2019	$123,242	$392	$(130)	$(25,041)	$98,463
Members’ contributions	10,585	—	—	—	10,585
Issuance of securities by Primary Care (ITC) Holdings, LLC in connection with acquisitions	4,000	—	—	—	4,000
Primary Care (ITC) Holdings, LLC capital contributions for profit interest units relating to equity-based compensation	54	—	—	—	54
Notes receivable—related parties	—	—	(1)	—	(1)
Net loss	—	(4)	—	(2,184)	(2,188)

BALANCE—March 31, 2020	$137,881	$388	$(131)	$(27,225)	$110,913

Refer to accompanying Notes to the Condensed Consolidated Financial Statements

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2021 AND 2020

(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2021	2020
Cash Flows from Operating Activities:
Net loss	$(10,470)	$(2,188)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	2,247	1,322
Amortization of intangibles	3,599	2,062
Change in fair value of contingent consideration	285	—
Amortization of debt discount and debt issuance costs	2,170	199
Profit interest units relating to equity-based compensation	71	54
Changes in operating assets and liabilities:
Accounts receivable, net	(11,233)	(7,175)
Inventory	(101)	(396)
Other assets	(781)	14
Prepaid expenses and other current assets	(8,024)	(1,080)
Accounts payable and accrued expenses (Related parties comprised $0.4 and $0.0 million as of March 31, 2021 and 2020, respectively)	4,034	(161)
Bonus accrual	1,991	2,786
Deferred rent (Related parties comprised $0.1 and $0.0 million as of March 31, 2021 and 2020, respectively)	488	483
Deferred revenue (Related parties comprised $1.0 and $0.0 million as of March 31, 2021 and 2020, respectively)	999	—
Other liabilities (Related parties comprised $1.1 and $0.0 million as of March 31, 2021 and 2020, respectively)	(1,982)	1,678

Net cash used in operating activities	(16,707)	(2,402)

Cash Flows from Investing Activities:
Purchase of property and equipment (Related parties comprised $1.1 and $0.0 million as of March 31, 2021 and 2020, respectively)	(2,645)	(2,667)
Acquisitions of subsidiaries, net of cash acquired	(898)	(55,150)
Payments to sellers	(6,155)	(1,375)
Advances to related parties	(1)	(1)

Net cash used in investing activities	(9,699)	(59,193)

Cash Flows from Financing Activities:
Contributions from member	—	10,585
Interest accrued due to seller	536	308
Capitalized transaction costs related to merger	(2,414)	—
Payments of long-term debt	(1,200)	—
Debt issuance costs	—	(203)
Proceeds from long-term debt	—	20,000
Proceeds from revolving credit facility	—	4,000
Proceeds from insurance financing arrangements	4,355	2,599
Payments of principal on insurance financing arrangements	(1,737)	(835)
Repayments of equipment loans	(76)	(172)

Refer to accompanying Notes to the Condensed Consolidated Financial Statements

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2021 AND 2020

(UNAUDITED)

Repayments of capital lease obligations	(263)	(404)

Net cash (used in) / provided by financing activities	(799)	35,878

Net decrease in cash, cash equivalents and restricted cash	(27,205)	(25,717)
Cash, cash equivalents and restricted cash at beginning of year	33,807	29,192

Cash, cash equivalents and restricted cash at end of year	$6,602	$3,475

Supplemental cash flow information:
Interest paid	$(8,260)	$(3,158)
Non-cash investing and financing activities:
Capital lease obligations entered into for property and equipment	$651	$335
Equipment loan obligations entered into for property and equipment	—	103
Issuance of securities by Parent in connection with acquisitions	—	4,000
Humana Affiliate Provider clinic leasehold improvements	1,073	—

Refer to accompanying Notes to the Condensed Consolidated Financial Statements

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1.	NATURE OF BUSINESS AND OPERATIONS

Nature of Business

Primary Care (ITC) Intermediate Holdings, LLC (“Intermediate Holdings”, or the “Company”), a Delaware limited liability company, was formed on August 8, 2016 and had no substantial operating activity until December 23, 2016 (“date of inception”). The Company is a wholly-owned subsidiary of Primary Care (ITC) Holdings, LLC (“ITC Holdings”, or “Parent”).

The Company provides value-based medical care for its members through a network of primary care physicians across the U.S. and Puerto Rico. The Company focuses on high touch population health and wellness services to Medicare Advantage members, particularly in underserved communities by leveraging a proprietary technology platform to deliver high-quality health care services, resulting in superior clinical outcomes at competitive costs. As of March 31, 2021, the Company provided services through its network of over 72 owned medical centers and over 202 providers (physicians, nurse practitioners, and physician assistants), and maintained affiliate relationships with over 570 physicians. The Company also operates pharmacies in the network for the purpose of providing a full range of managed care services to its members.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary Cano Health, LLC (“Cano”), and Cano’s subsidiaries which include Complete Medical Billing and Coding Services, LLC, Physicians Partners Group Merger, LLC, Physicians Partners Group of FL, LLC, PPG Puerto Rico Blocker, Inc., Physicians Partners Group Puerto Rico, LLC, Cano Health of Florida, LLC, Comfort Pharmacy, LLC, Belen Pharmacy Group, LLC, Comfort Pharmacy 2, LLC, Cano Health of West Florida, LLC, Cano Medical Center of West Florida, LLC, CH Dental Administrative Services, LLC., Cano Belen, LLC, Cano Occupational Health, LLC, Cano PCP Wound Care, LLC, American Choice Healthcare, LLC, Cano PCP, LLC, IFB Pharmacy, LLC, Cano Health of Florida, LLC, Cano PCP MSO, LLC, Cano HP MSO, LLC.

The Company has interests in various entities and considers itself to control an entity if it is the majority owner of or has voting control over such entity. The Company also assesses control through means other than voting rights (“variable interest entities” or “VIEs”) and determines which business entity is the primary beneficiary of the VIE. The Company consolidates VIEs when it is determined that the Company is the primary beneficiary of the VIE. Included in the Consolidated results of the Company are Cano Health Texas, PLLC and Cano Health Nevada, PLLC, which the Company has concluded are both VIEs. All material intercompany accounts and transactions have been eliminated in consolidation.

Risks and Uncertainties

As of March 31, 2021, the Company’s coverage area is primarily in the State of Florida. Given this concentration, the Company is subject to adverse economic, regulatory, or other developments in the State of Florida that could have a material adverse effect on the Company’s financial conditions and operations. In addition, federal, state and local laws and regulations concerning healthcare affect the healthcare industry. The Company’s long-term success is dependent on the ability to successfully generate revenues; maintain or reduce operating costs; obtain additional funding when needed; and ultimately, achieve profitable operations. The Company is not able to predict the content or impact of future changes in laws and regulations affecting the healthcare industry, however management believes that its existing cash position along with it’s immediate access to capital via the Credit Suisse revolving letter and line of credit of $30.0 million (see Note 9) and delayed draws term loans of $175.0 million (see Note 10) as of June 9, 2021 will be sufficient to fund operating and capital expenditure requirements through at least twelve months from the date of issuance of these consolidated financial statements.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position of the Company at March 31, 2021 and 2020, the results of operations, cash flows and changes in equity for the three months ended March 31, 2021 and 2020 have been included. These Unaudited Condensed Consolidated Financial Statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2020.

Intermediate Holdings is organized as a limited liability company (“LLC”) wholly owned by its sole member, ITC Holdings. As such, no member or employee of the Company shall be held personally liable for debts, obligation, or liabilities of the Company that may arise from acts of omissions of any other member, director, manager, agent, or employee of the Company, unless the individual action or omission is governed by a specific provision in the Company’s operating agreement or other specific guarantee. As the Company has a single member, there are no differentiated classes of members’ interests, rights, preferences, or privileges and the Company has not issued different classes of units to ITC Holdings. The expenses incurred by ITC Holdings on behalf of the Company or contributions to the Company are recorded as contributions or distributions from members’ capital based on the dollar value of such contribution or distribution. The duration of the LLC is perpetual.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Revenue Recognition

In May 2014, the Financial Accounting Standards board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 “Revenue from Contracts with Customers”, Accounting Standards Codification (“ASC”) 606 (“ASC 606”). On January 1, 2019, the Company adopted ASC 606, applying the full retrospective method as of the earliest period presented. The portfolio approach was used to apply the requirements of the standard to groups of contracts with similar characteristics.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Under ASC 606, the Company recognizes revenue when a customer obtains control of the promised goods or services. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five-step model in order to determine this amount: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services the Company transfers to the customer (i.e. patient). At contract inception, once the contract is determined to be within the scope of ASC 606, management reviews the contract to determine which performance obligations must be satisfied and which of these performance obligations are distinct. The Company recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied.

The Company derives its revenue primarily from its capitated fees for medical services provided under capitated arrangement, fee-for-service, and revenue from the sale of pharmaceutical drugs.

Capitated care revenue is derived from fees for medical services provided by the Company under capitated arrangements with health maintenance organizations’ (“HMOs”) health plans. Capitated revenue consists of revenue earned through Medicare as well as through commercial and other non-Medicare governmental programs, such as Medicaid, which is captured as other capitated revenue. The Company is required to deliver healthcare services to the enrolled member population and is responsible for medical expenses related to healthcare services required by that patient group, including services not provided by the Company. Since the Company controls the healthcare services provided to enrolled members, the Company acts as a principal. The gross fees under these contracts are reported as revenue and the cost of provider care is included in third-party medical costs. Neither the Company or any of its affiliates is a registered insurance company because state law in the states in which it operates does not require such registration for risk-bearing providers.

Since contractual terms across these arrangements are similar, the Company groups them into one portfolio. The Company identifies a single performance obligation to stand-ready to provide healthcare services to enrolled members. Capitated revenues are recognized in the month in which the Company is obligated to provide medical care services. The transaction price for the services provided depends upon the pricing established by the Centers for Medicare & Medicaid (“CMS”) and includes rates that are based on the cost of medical care within a local market and the average utilization of healthcare services by the members enrolled. The transaction price is variable since the rates are risk adjusted for projected health status (acuity) of members and demographic characteristics of the enrolled members. The risk adjustment to the transaction price is presented as the Medicare Risk Adjustment (“MRA”) within accounts receivable on the accompanying consolidated balance sheets. The fees are paid on an interim basis based on submitted enrolled member data for the previous year and are adjusted in subsequent periods after the final data is compiled by the CMS.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

In 2020, the Company entered into multi-year agreements with Humana, Inc., a managed care organization, to provide services at certain centers to members covered by Humana. The agreements contain an administrative payment from Humana in exchange for the Company providing certain care coordination services during the contract term. The care coordination payments are refundable to Humana on a pro-rata basis if the Company ceases to provide services at the centers within the specified contract term. The Company identified one performance obligation to stand-ready to provide care coordination services to patients and will recognize revenue in capitated revenue ratably over the contract term.

Fee-for-service revenue is generated from primary care services provided in the Company’s medical centers. During an office visit, a patient may receive a number of medical services from a healthcare provider. These healthcare services are not separately identifiable and are combined into a single performance obligation. The Company recognizes fee-for-service revenues at the net realizable amount at the time the patient is seen by a provider, and the Company’s performance obligations to the patient is complete.

Pharmacy revenues are generated from the sales of prescription medication to patients. These contracts contain a single performance obligation. The Company satisfies its performance obligation and recognizes revenue at the time the patient takes possession of the merchandise.

The Company’s revenue from its revenue streams described in the preceding paragraphs for the three months ended March 31, 2021 and 2020 were as follows:

	Three Months Ended March 31,
(in thousands)	2021		2020
	Revenue $	Revenue %	Revenue $	Revenue %
Capitated revenue:
Medicare	$225,872	80.6%	$106,010	78.4%
Other capitated revenue	41,179	14.7%	21,706	16.0%

Total capitated revenue	267,051	95.3%	127,716	94.4%

Fee-for-service and other revenue:
Fee-for-service	4,548	1.6%	1,765	1.3%
Pharmacy	7,306	2.6%	5,336	3.9%
Other	1,230	0.5%	481	0.4%

Total fee-for-service and other revenue	13,084	4.7%	7,582	5.6%

Total revenue	$280,135	100.0%	$135,298	100.0%

As the performance obligations from the Company’s revenues recognized at a point in time and the revenues recognized over time relate to contracts with a duration of one year or less, the Company elected the practical expedient in ASC 606-10-50-14(a) which provides relief from the requirement to disclose the transaction price for remaining performance obligations at the end of each reporting period and the requirement to disclose when the Company expects to recognize the related revenue. The Company has de minimis performance obligations remaining at the end of the reporting period as patients are not contractually obligated to continue to receive medical care from the network of providers.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Third-Party Medical Costs

Third-party medical costs primarily consists of all medical expenses paid by the health plans, including inpatient and hospital care, specialists, and medicines.

Direct Patient Expense

Direct patient expense primarily consists of costs incurred in the treatment of the patients, including the compensation related to medical service providers and technicians, medical supplies, purchased medical services, drug costs for pharmacy sales, and payments to third-party providers.

Third-party medical and direct patient expenses collectively represent the cost of services provided.

Significant Vendor

The Company’s primary provider of pharmaceutical drugs and pharmacy supplies accounted for approximately 100% of the Company’s pharmaceutical drugs and supplies expense for the three months ended March 31, 2021 and 2020.

Concentration of Risk

Contracts with three of the HMOs accounted for approximately 73.7% of total revenues for the three months ended March 31, 2021 and approximately 77.5% of total accounts receivable as of March 31, 2021. Contracts with three of the HMOs accounted for approximately 61.5% of total revenues for the three months ended March 31, 2020 and approximately 67.1% of total accounts receivable as of December 31, 2020. The loss of revenue from these contracts could have a material adverse effect on the Company.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash deposits in excess of the Federal Deposit Insurance Corporation insured limit of $0.3 million. At times, such cash balances may be in excess of insured amounts.

Cash and Restricted Cash

Cash and cash equivalents are highly liquid investments purchased with original maturities of three months or less. During the first quarter of 2021, two health plans required the Company to maintain restricted cash balances for an aggregate amount of $0.6 million. These restricted cash balances are included within the caption cash and restricted cash in the accompanying consolidated balance sheets.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Inventory

Inventory consists entirely of pharmaceutical drugs and is valued at the lower of cost (under the first-in, first-out method) or net realizable value.

Accounts Receivable, Net of Unpaid Service Provider Costs

Accounts receivable are carried at amounts the Company deems collectible. Accordingly, an allowance is provided in the event an account is considered uncollectible. As of March 31, 2021 and December 31, 2020, the Company believes no allowance is necessary. The ultimate collectability of accounts receivable may differ from amounts estimated. The period between the time when the service is performed by the Company and the fees are received is usually one year or less and therefore, the Company elected the practical expedient under ASC 606-10-32-18 and did not adjust accounts receivable for the effect of a significant financing component.

Included in accounts receivable are Medicare Risk Adjustment (“MRA”) receivables which are derived from adjustments based on the health status of members and demographic characteristics of the plan. The health status of members are used to determine a risk score which is actuarially determined by comparing what was received from the Centers for Medicare & Medicaid Services and what should have been received based on the health status of the enrolled member. Our accounts receivable includes $28.1 million and $18.1 million as of March 31, 2021 and December 31, 2020, respectively, for MRA receivables.

As of March 31, 2021 and December 31, 2020, the Company’s accounts receivable are presented net of the unpaid service provider costs. A right of offset exists when all of the following conditions are met: 1) each of the two parties owed the other determinable amounts; 2) the reporting party has the right to offset the amount owed with the amount owed to the other party; 3) the reporting party intends to offset; and 4) the right of offset is enforceable by law. The Company believes all of the aforementioned conditions exist as of March 31, 2021 and December 31, 2020.

Accounts receivable balances are summarized below:

	As of,
(in thousands)	March 31, 2021	December 31, 2020
Accounts receivable	$97,891	$113,089
Medicare risk adjustment	28,110	18,144
Unpaid service provider costs	(37,994)	(54,524)

Accounts receivable, net	$88,007	$76,709

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Activity in unpaid service provider cost for the three months ended March 31, 2021 is summarized below:

(in thousands)
Balance as at January 1, 2021	$54,524

Incurred related to:
Current year	136,755
Prior years	(4,785)

131,970
Paid related to:
Current year	98,761
Prior years	49,739

148,500

Balance as at March 31, 2021	$37,994

Activity in unpaid service provider cost for the three months ended March 31, 2020 is summarized below:

(in thousands)
Balance as at January 1, 2020	$19,968

Incurred related to:
Current year	65,540
Prior years	(2,478)

63,062
Paid related to:
Current year	38,661
Prior years	17,490

56,151

Balance as at March 31, 2020	$26,879

The foregoing reconciliation reflects a change in estimate during the three months ended March 31, 2021 related to unpaid service provider costs of approximately $4.8 million. The change is primarily attributable to favorable claims development driven by lower than expected utilization levels. It also reflects a change of approximately $2.5 million for the three months ended March 31, 2020, which is primarily attributable to favorable claims development driven by lower than expected utilization levels.

Unpaid Service Provider Cost

Provider costs are accrued based on the date of services rendered to members, based in part on estimates, including an accrual for medical services incurred but not reported (“IBNR”). Liabilities for IBNR are estimated using standard actuarial methodologies including the Company’s accumulated statistical data, adjusted for current experience. These actuarially determined estimates are continually reviewed and updated. Differences between estimated IBNR and actual amounts incurred are adjusted as an increase or decrease to service provider cost in the consolidated statement of operation in the period they become known.

The Company believes the amounts accrued to cover claims incurred and unpaid as of March 31, 2021 and December 31, 2020 are adequate. However, as the amount of unpaid service provider cost is based on estimates, the ultimate amounts paid to settle these liabilities might vary from recorded amounts, and these differences may be material.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Company maintains a provider excess loss insurance policy to protect against claim expenses exceeding certain levels that were incurred by the Company on behalf of members. As of March 31, 2021 and December 31, 2020, the Company’s excess loss insurance deductible was $0.1 million and maximum coverage was $2.0 million per member per calendar year. For the three months ended March 31, 2021, the Company recorded excess loss insurance premiums of $1.7 million and insurance reimbursements of $1.0 million. For the three months ended March 31, 2020, the Company recorded excess loss insurance premiums of $1.1 million and no insurance reimbursements. The Company recorded these amounts on a net basis in the caption third-party medical costs in the accompanying consolidated statements of operations. The Company records excess loss insurance recoveries in accounts receivable on the accompanying consolidated balance sheets. As of March 31, 2021 and December 31, 2020, the Company recorded insurance recoveries of $1.8 million and $2.5 million, respectively.

Debt Discount and Issuance Costs

Debt discounts and debt issuance costs represent fees incurred by the Company in connection with securing funding from a lender. These are lender fees and third-party professional fees that would not have been incurred if the Company did not pursue and secure financing. In circumstances where an embedded derivative is bifurcated from a host credit agreement and recorded as a standalone instrument at fair value, the debt discount and debt issuance costs will reflect the initial fair value of such derivative. At inception of a credit agreement, these debt discounts and debt issuance costs are capitalized and presented net against the carrying amount of the related debt liabilities in the accompanying consolidated balance sheets. Following recognition, they are amortized over the term of their related credit agreement through interest expense in the accompanying statements of operations via the effective interest method. In instances where there is no related debt drawn or outstanding, the debt discounts and debt issuance costs are presented in prepaid and other current assets and other assets on the accompanying consolidated balance sheets.

As of March 31, 2021 and December 31, 2020, the Company had recorded capitalized debt discount and deferred issuance cost balances of $22.8 million and $24.9 million, respectively, as shown in Note 10. Of the balance as of March 31, 2021, $17.9 million is included in the caption notes payable, net of current portion and debt discount, $4.3 million in prepaid expenses and other current assets, and $0.6 million in other assets on the accompanying consolidated balance sheets. Of the balance as of December 31, 2020, $18.5 million is included in the caption notes payable, net of current portion and debt discount, $5.8 million in prepaid expenses and other current assets, and $0.6 million in other assets on the accompanying consolidated balance sheets.

For the three months ended March 31, 2021 and 2020, the Company recorded amortization expense of $2.2 million and $0.2 million, which is reflected in the accompanying consolidated statements of operations in the interest expense caption.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and amortization. The Company capitalizes asset purchases as well as major improvements that extend the useful life or add functionality in amounts greater than one thousand dollars. Depreciation and amortization are computed using the straight-line method over the life of the assets, ranging from three to fifteen years. Leasehold improvements are amortized over the shorter of the estimated useful life of 15 years or the term of the lease.

Repairs and maintenance are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. When property and equipment are retired, sold, or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in the accompanying consolidated statements of operations.

Impairment of Long-Lived Assets

The Company periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets acquired. The goodwill arising from acquisitions is a result of synergies that are expected to be derived from elimination of duplicative costs and the achievement of economies of scale. The Company assesses goodwill for impairment on an annual basis and between tests if events occur or circumstances exist that would reduce the fair value of a reporting unit below its carrying amount. The Company performs its annual assessment on the first of October. Goodwill is evaluated for impairment at the reporting unit level. The Company has identified a single reporting unit. First, the Company performs a qualitative analysis to determine if it is more likely than not that the fair value of the reporting unit is less than its carrying value and a quantitative impairment test is required. If required, the Company applies the quantitative test to identify and measure the amount of impairment by comparing the fair value of the reporting unit, which the Company estimates on an income approach using the present value of expected future cash flows of the reporting unit to its carrying value.

The Company considered the effect of the COVID-19 pandemic on its business and the overall economy and resulting impact on its goodwill. As of October 1, 2020, the Company performed a quantitative goodwill impairment test and did not identify impairment to goodwill. There was no impairment to goodwill during the three months ended March 31, 2021 and March 31, 2020.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Intangibles, Net

The Company’s intangibles consist of trade names, brand, non-compete, and customer, payor, and provider relationships. The Company amortizes its intangibles using the straight-line method over the estimated useful lives of the intangible, which ranges from 1 through 20 years. Intangible assets are reviewed for impairment in conjunction with long-lived assets.

Deferred Rent

Minimum rent, including fixed escalations, is recorded on a straight-line basis over the lease term. The lease term commences when the Company takes possession of the leased premises and, in most cases, ends upon expiration of the initial non-cancelable term. When a lease provides for fixed escalations of the minimum rental payments during the lease term, the difference between the recorded straight-line rent and the amount payable under the lease is recognized as deferred rent obligation.

Professional and General Liability

As a healthcare provider, the Company is subject to medical malpractice claims and lawsuits. The Company may also be liable, as an employer, for the negligence of healthcare professionals it employs or the healthcare professionals it engages as independent contractors. To mitigate a portion of this risk, the Company maintains medical malpractice insurance, principally on a claims-made basis, with a reputable insurance provider. This policy contains a retroactive feature which covers claims incurred at the sites the Company operates, regardless if the claim was filed after the site’s respective policy term. The policy contains various limits and deductibles.

Loss contingencies, including medical malpractice claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable, and an amount or range of loss can be reasonably estimated.

The Company maintains a malpractice insurance policy with a coverage limit of $1.0 million per occurrence and $3.0 million aggregate coverage, with an umbrella policy coverage of $5.0 million. Any amounts over that threshold, or for which the insurance policy will not cover, will be borne by the Company and may materially affect the Company’s future consolidated financial position, results of operations, and cash flows. As of March 31, 2021 and December 31, 2020, the Company has recorded claims liabilities of $0.1 million and $0.1 million, respectively, in other liabilities. Insurance recoverables were immaterial as of March 31, 2021 and December 31, 2020, and are recorded in other assets on the accompanying consolidated balance sheets.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred. Advertising and marketing costs expensed totaled approximately $2.5 million and $1.3 million for the three months ended March 31, 2021 and 2020, respectively, and are included in the caption selling, general and administrative expenses in the accompanying consolidated statements of operations.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Management Estimates

The preparation of the consolidated financial statements requires management to make estimates and assumptions based on available information. Such estimates are based on historical experience and other assumptions that are considered appropriate in the circumstances. However, actual results could differ from those estimates and these differences may be material. Significant estimates made by the Company include, but are not limited to, fair value allocations for intangible assets acquired as part of the Company’s numerous acquisitions, recoverability of goodwill and intangibles, fair value of contingent considerations, unpaid service provider cost liability, and respective revenues and expenses related to these estimates for the years reported.

On March 11, 2020, the World Health Organization designated COVID-19 as a global pandemic. The rapid spread of COVID-19 around the world led to the shutdown of cities as national, state, and local authorities implemented social distancing, quarantine and self-isolation measures. The full extent to which the COVID-19 pandemic will directly or indirectly impact the business, future results of operations and financial condition will depend on future factors that are highly uncertain and cannot be accurately predicted. These factors include, but are not limited to, new information that may emerge concerning COVID-19, the scope and duration of business closures and restrictions, government-imposed or recommended suspensions of elective procedures, and expenses required for supplies and personal protective equipment. Due to these and other uncertainties, management cannot estimate the length or severity of the impact of the pandemic on the business. Additionally, because of the Company’s business model, the full impact of the COVID-19 pandemic may not be fully reflected in the Company’s results of operations and overall financial condition until future periods. Management will continue to closely evaluate and monitor the nature and extent of these potential impacts to the business, results of operations, and liquidity.

Income Taxes

The Company is treated as a partnership for federal and state income tax purposes and, accordingly, generally would not incur income taxes or have any unrecognized tax benefits. Instead, its earnings and losses are included in the tax return of its members and taxed depending on the members’ tax situation. While the overall entity is treated as a partnership, the Company established in 2019 a subsidiary group that was taxed under Subchapter C with immaterial operations in 2019. The operations of the subsidiary group are conducted through a legal entity domiciled in Puerto Rico. The subsidiary group is subject to Puerto Rico and U.S. Federal taxes and Florida State taxes. Refer to Note 17 for further details.

The Company recognizes and measures tax positions taken or expected to be taken in its tax return based on their technical merit and assesses the likelihood that the positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period. Interest and penalties on tax liabilities, if any, would be recorded in interest expense and other expenses, respectively.

The U.S. Federal jurisdiction and the State of Florida are the major tax jurisdictions where the Company files income tax returns. The Company is generally subject to U.S. Federal or State examinations by tax authorities for all years since inception.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Recent Accounting Pronouncements

In February 2016, the FASB established Topic 842, Leases, by issuing ASU No. 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842, ASU No. 2018-10, Codification Improvements to Topic 842, Leases, ASU No. 2018-11, Targeted Improvements, and ASU No. 2018-20, Leases (Topic 842): Narrow-Scope Improvements for Lessors (collectively referred to as “ASC 842”). ASC 842 establishes a right of use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations. The Company is currently evaluating the effect of adopting ASC 842 due to the recognition of right-of-use asset and related lease liability. The Company does not anticipate the update having a material effect on the Company’s results of operations or cash flows, though such an effect is possible.

Under ASC 842, a modified retrospective transition approach is required, and entities may choose to use either the effective date or the beginning of the earliest period presented in the financial statements as the date of initial application, with certain practical expedients available. ASC 842 is effective for fiscal years beginning after December 15, 2021 and for interim periods within fiscal years beginning after December 15, 2022, with early application permitted, and the Company expects to adopt the new standard on the effective date or the date it no longer qualifies as an emerging growth company, whichever is earlier.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which is intended to improve financial reporting by requiring earlier recognition of credit losses on certain financial assets. The standard replaces the current incurred loss impairment model that recognizes losses when a probable threshold is met with a requirement to recognize lifetime expected credit losses immediately when a financial asset is originated or purchased. The standard has been further refined through subsequent releases by the FASB, including the extension of the effective date. As amended by ASU No. 2019-10, the standard is effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those annual periods, with early adoption permitted, and the Company expects to adopt ASU on the effective date or the date it no longer qualifies as an emerging growth company, whichever is earlier. The Company is currently evaluating the effect that the standard will have on its consolidated financial statements and related disclosures.

In June 2018, the FASB issued ASU No. 2018-07, Compensation – Stock Compensation (“Topic 718”), which expands the scope of share-based compensation guidance to include share-based payment transactions for acquiring goods and services from nonemployees. The FASB has also issued an amendment to this update to include share-based payment awards granted to a customer. The update is effective for fiscal years beginning after December 15, 2019 and for interim periods within fiscal years beginning after December 15, 2020. The Company adopted the standard on January 1, 2020 and it did not have a material effect on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (“Topic 820”): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which simplifies the fair value measurement disclosure requirements, including removing certain disclosures related to transfers between fair value hierarchy levels and adds certain disclosures to related level 3 investments. The update is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years, with early adoption permitted. The Company adopted the standard on January 1, 2020 and it did not have a material effect on its consolidated financial statements.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

In October 2018, the FASB issued ASU 2018-17, Consolidation (“Topic 810”) — Targeted Improvements to Related Party Guidance for Variable Interest Entities. The ASU creates a new private company accounting alternative in US GAAP that allows a private company to not apply the VIE guidance to legal entities under common control if both the common control parent and the legal entity being evaluated for consolidation are not public business entities and other criteria are met. The new guidance also changes how all entities that apply the VIE guidance evaluate decision-making fees. For entities other than private companies, the guidance on decision-making fees is effective for annual periods beginning after December 15, 2019, and interim periods therein. The guidance is effective for private companies for annual periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted, including in an interim period. The Company does not expect the update to have a material effect on its consolidated financial statements.

3.	BUSINESS ACQUISITIONS

The Company made the following acquisition in order to expand its geographical footprint and expand its member base.

Primary Care Physicians and related entities

On January 2, 2020, the Company acquired all of the assets of Primary Care Physicians and related entities (“PCP”). The purchase price totaled $60.2 million of which $53.6 million was paid in cash, and 123,077 Class A-4 Units of Primary Care (ITC) Holdings, LLC’s securities with a value of $4.0 million were issued. The remaining amount includes $1.5 million related to the pay-down of debt, and $1.1 million related to the pay-down of accounts payable and accrued expenses of PCP. The physicians entered into employment agreements with the Company and these agreements include covenants not to compete. The Company recorded non-compete intangible assets totaling $0.8 million with a weighted-average amortization period of 3 years.

The purchase price has been allocated to cash and cash equivalents, accounts receivable, inventory, property and equipment, non-compete intangible assets, acquired intangibles, goodwill, and accounts payable. The portion of the legal purchase price that is allocated to the non-compete is not considered part of consideration transferred to acquire the business and is accounted for separately. The following table provides the preliminary allocation of the purchase price:

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(in thousands)
Cash and cash equivalents	$191
Accounts receivable	486
Inventory	155
Property and equipment	1,518
Non-compete intangibles	846
Acquired intangibles	43,549
Goodwill	13,738
Accounts payable	(274)

Total Purchase Price	$60,209

The acquired intangible assets include $4.0 million for the PCP brand and payor relationships amounting to $39.5 million. Total revenues attributable to the assets acquired in the PCP acquisition were approximately $21.0 million and $18.2 million for the three months ended March 31, 2021 and 2020, respectively. Net income attributable to the assets acquired in the PCP acquisition was $3.0 million and $3.2 million for the three months ended March 31, 2021 and 2020, respectively.

The net effect of acquisitions to the Company’s assets and liabilities and reconciliation of cash paid for net assets acquired for the periods ended March 31, 2021 and 2020, including amounts related to immaterial acquisitions not disclosed above, was as follows:

	Three Months Ended March 31,
(in thousands)	2021	2020
Assets Acquired
Accounts receivable	$65	$486
Other assets	—	346
Property and equipment	—	1,518
Goodwill	799	13,738
Intangibles	72	44,395

Total assets acquired	936	60,483

Liabilities Assumed
Other liabilities	38	1,333

Total liabilities assumed	38	1,333

Net Assets Acquired	898	59,150
Issuance of Parent equity in connection with acquisitions	—	4,000

Cash paid for net assets acquired	$898	$55,150

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Pro forma information is not presented for the Company’s acquisitions during the three months ended March 31, 2021 and 2020 as the information is unavailable for those assets acquired. Historical financial results were impractical to obtain as those businesses did not prepare financial statements historically.

4.	PROPERTY AND EQUIPMENT, NET

The following is a summary of property and equipment, net and the related useful lives as of March 31, 2021 and December 31, 2020:

		As of,
(in thousands)		March 31,	December 31,
Assets Classification	Useful Life	2021	2020
Leasehold improvements	Lesser of lease term or 15 years	$26,906	$25,021
Machinery and equipment	3-12 years	8,596	8,288
Automobiles	3-5 years	6,190	4,900
Computer and equipment	5 years	4,803	4,475
Furniture and equipment	3-7 years	2,598	2,390
Construction in progress		4,504	4,155

Total		53,597	49,229
Less: Accumulated depreciation and amortization		(13,350)	(11,103)

Property and equipment, net		$40,247	$38,126

Depreciation expense was $2.2 million and $1.3 million for the three months ended March 31, 2021 and 2020, respectively. For the three months ended March 31, 2021 and 2020, the Company paid a related party for construction in progress and leasehold improvements totaling $1.4 million and $2.0 million, respectively, and had no balance due as of March 31, 2021 and $0.1 million due as of December 31, 2020, respectively. These payments are included in the caption accounts payable and accrued expenses on the accompanying consolidated balance sheets. Additionally, the Company disposed of an immaterial amount of fully depreciated assets in the three months ended March 31, 2021 and 2020, respectively.

The Company records construction in progress related to vehicles, computer equipment, medical equipment, furniture, and fixtures that have been acquired but have not yet been placed in service as of the reporting date, as well as leasehold improvements currently in progress. As of March 31, 2021 and December 31, 2020, the Company also recorded construction in progress and leasehold improvements related to Humana medical centers of $9.1 million and $8.2 million, respectively.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

5.	GOODWILL AND INTANGIBLES, NET

As of March 31, 2021, the Company’s intangible assets, net consists of the following:

(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangibles:
Trade names	$1,409	$(669)	$740
Brand	29,495	(2,647)	26,848
Non-compete	7,796	(3,822)	3,974
Customer relationships	880	(147)	733
Payor relationships	201,530	(14,479)	187,051
Provider relationships	4,120	(637)	3,483

Total intangibles, net	$245,230	$(22,401)	$222,829

As of December 31, 2020, the Company’s intangible assets, net consists of the following:

(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangibles:
Trade names	$1,409	$(630)	$779
Brand	29,486	(2,171)	27,315
Non-compete	7,733	(3,373)	4,360
Customer relationships	880	(135)	745
Payor relationships	201,530	(11,960)	189,570
Provider relationships	4,119	(533)	3,586

Total intangibles, net	$245,157	$(18,802)	$226,355

The Company recorded amortization expense of $3.6 million and $2.1 million for the three months ended March 31, 2021 and 2020, respectively.

Expected amortization expense for the Company’s existing amortizable intangibles for the next five years, and thereafter, as of March 31, 2021 is as follows:

Year ending December 31,	Amount (in thousands)
Remainder of 2021	$10,645
2022	14,024
2023	13,464
2024	12,935
2025	12,676
Thereafter	159,085

Total	$222,829

The Company identified one reporting unit for the annual goodwill impairment testing. No goodwill impairment was identified for the three months ended March 31, 2021 and 2020.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

6.	CAPITAL LEASE OBLIGATIONS

The Company leases equipment from third parties under non-cancellable capital lease agreements, bearing interest at rates ranging from 4.1% to 12.1%, and expiring through the year 2025. The assets and liabilities under the capital leases are recorded at the present value of the minimum lease payments. The assets are depreciated on a straight-line basis over the shorter of the lease term or the estimated useful lives. The assets under capital leases are included in the accompanying consolidated balance sheets as property and equipment, net, with a gross asset value of $5.1 million and $4.2 million, and accumulated depreciation of $1.8 million and $1.5 million, as of March 31, 2021 and December 31, 2020, respectively. The depreciation of capital leases is included in depreciation and amortization.

Future minimum lease payments under the capital leases as of March 31, 2021 are due as noted below:

Year ending December 31,	Amount (in thousands)
Remainder of 2021	$904
2022	1,095
2023	763
2024	457
2025	31

Total minimum lease payments	3,250
Less: amount representing interest	(406)

2,844
Less: current maturities	(973)

Total	$1,871

Future minimum lease payments under the capital leases as of December 31, 2020 are due as noted below:

Year ending December 31,	Amount (in thousands)
2021	$1,038
2022	919
2023	586
2024	271

Total minimum lease payments	2,814
Less: amount representing interest	(358)

2,456
Less: current maturities	(876)

$1,580

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

7.	EQUIPMENT LOANS

The Company has entered into various equipment loans to finance the purchases of property and equipment. Equipment loans are as follows as of March 31, 2021 and December 31, 2020:

	As of,
(in thousands)	March 31, 2021	December 31, 2020
Notes payable bearing interest at 17.2%; due July 2022, secured by certain property and equipment	$43	$51
Notes payable bearing interest at 12.5%, 12.8%, and 11.0%; all due June 2023, all secured by certain property and equipment	74	82
Notes payable bearing interest at 10.68%; due June 2023, secured by certain property and equipment	53	58
Notes payable bearing interest at 7.24%; due April 2025, secured by certain property and equipment	87	92
Notes payable bearing interest at 4.15%; due December 2024, secured by certain property and equipment	853	904

	1,110	1,187
Less: Current portion	(319)	(314)

	$791	$873

8.	CONTRACT LIABILITIES

Contract liability

As explained in Note 14, the Company receives an administrative payment from Humana in exchange for providing care coordination services at Humana Affiliate Provider (“HAP”) clinics over the term of such agreement. The Company’s contract liabilities balance related to these payments from Humana was $6.3 million and $5.3 million as of March 31, 2021 and December 31, 2020, respectively. The short-term portion is recorded in deferred revenue and the long-term portion is recorded in deferred revenue, net of current portion. The Company recognized $0.3 million in revenue from contract liabilities recorded during the three months ended March 31, 2021.

A summary of significant changes in the contract liabilities balance during the period is as follows:

(in thousands)
Balance as at January 1, 2020	$—
Increases due to amounts collected	5,450
Revenues recognized from current period increases	(185)

Balance as at December 31, 2020	$5,265
Increases due to amounts collected	1,300
Revenues recognized from current period increases	(301)

Balance as at March 31, 2021	$6,264

Of the March 31, 2021 contract liabilities balance, the Company expects to recognize as revenue $1.0 million in the remainder of 2021, $1.7 million in 2022, $1.7 million in 2023, $1.5 million in 2024, and $0.4 million in 2025.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

9.	REVOLVING CREDIT FACILITY

On December 10, 2018, the Company entered into a credit facility with a financial institution for a revolving line of credit with maximum borrowings of $4.0 million that was set to mature on December 10, 2019. During 2020, the Company entered into several amendments with the financial institution. Among those amendments was an increase of the maximum borrowings to $15.0 million and an extension of the maturity date to August 19, 2021. The line of credit bore interest at the LIBOR rate plus 4.75% (5.0% as of March 31, 2020).

On November 23, 2020, the Company entered into a credit agreement with Credit Suisse AG (“Credit Suisse”), and prepaid and terminated its existing credit agreements (Note 10). The terminated revolving credit facility did not have any principal, accrued interest, or unamortized issuance cost amounts outstanding on November 23, 2020. The Company paid an immaterial termination fee and loss on extinguishment. Under the terms of the new Credit Suisse agreement, Credit Suisse provided the Company a revolving letter and line of credit in the amount of $30.0 million. The revolving line of credit also provided the Company with the ability to issue letters of credit to third parties in exchange for certain fees and a reduced credit capacity under the revolving line of credit. As of March 31, 2021, no amounts were drawn from the revolving line of credit and its available balance was $30.0 million. As of this date the Company had one letter of credit outstanding with a third party in the amount of $0.9 million. As of December 31, 2020, no amounts were drawn from the revolving line of credit and its available balance was $30.0 million. As of this date no letters of credit were issued.

10.	LONG-TERM DEBT

The Company’s notes payable are as follows as of March 31, 2021 and December 31, 2020:

	As of,
(in thousands)	March 31, 2021	December 31, 2020
Term Loan 3	$478,800	$480,000
Less: Current portion of notes payable	(4,800)	(4,800)

	474,000	475,200
Less: debt discount and debt issuance costs	(17,898)	(18,455)

Notes payable, net of current portion	$456,102	$456,745

Credit Facilities

The Company has entered into various credit and guaranty agreements (the “Credit Facilities”). Obligations under the Credit Facilities are secured by substantially all of the Company’s assets. The Credit Facilities contain financial covenants including required total debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”) ratios. As of March 31, 2021 and 2020, the Company is in compliance with its covenants.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Term Loan 3

On November 11, 2020, Jaws, Merger Sub (“Jaws”), ITC Holdings, and the Company entered into an agreement (the “Merger Agreement”) that outlines the terms and conditions of a strategic transaction and merger (the “Transaction”). In conjunction with the Transaction with Jaws, the Company entered into a credit agreement with Credit Suisse AG (“Credit Suisse”) on November 23, 2020 under which Credit Suisse committed to extend credit to the Company in the amount of $685.0 million. The credit agreement consists of (1) an initial term loan in the amount of $480.0 million (the “Initial Term Loan” and “Term Loan 3”), (2) delayed draw term loans up to the aggregate amount of $175.0 million (the “Delayed Draw Term Commitments”), and (3) an initial revolving credit facility in the amount of $30.0 million (the “Initial Revolving Facility”).

Term Loan 3 represents the principal amount of $480.0 million funded to the Company on November 23, 2020 by Credit Suisse. The Delayed Draw Term Commitments represents a commitment from Credit Suisse to provide an aggregate amount of $175.0 million in additional term loans to the Company after November 23, 2020. The Company is allowed to request Delayed Draw Term Loans in amounts greater than $5 million at any time between November 23, 2020 and the earliest to occur of (1) November 23, 2021, (2) the closing date of the Transaction with Jaws, (3) the date upon which Credit Suisse meets the aggregate Delayed Draw Term Commitments amount via the issuance of Delayed Draw Term Loans, and (4) termination date of the credit agreement as triggered by event of default or otherwise. The maturity date of the Initial Term Loan and any Delayed Draw Term Loans is November 23, 2027.

The Company is required to pay a commitment fee per annum (the “DDTL Ticking Fee”) on the unfunded Delayed Draw Term Commitments, depending on the days elapsed after December 15, 2020 (the “Ticking Fee Start Date”). The DDTL Ticking Fee is calculated on a 360-day year and payable in arrears on the last business day of each calendar quarter. The DDTL Ticking Fee is as follows:

•	0% for the period commencing on the Ticking Fee Start Date until the date occurring 30 days thereafter.

•

50% of the applicable rate (as defined below in “Interest on the Initial Term Loan, Delayed Draw Term Loans, and Initial Revolving Facility”) for Delayed Draw Term Loans maintained as Eurodollar borrowings for the period commencing on the 31st day after the Ticking Fee Start Date until the date occurring 60 days after the Ticking Fee Start Date.

•	100% of the applicable rate for Delayed Draw Term Loans maintained as Eurodollar borrowings for the period commencing on the 61st day after the Ticking Fee Start Date thereafter.

The Company is subject to principal repayments due in arrears on the last business day of each calendar quarter equal to 0.25% of the initial principal amount outstanding for the Initial Term Loan and each Delayed Draw Term Loan, as applicable based on the funding date of each Delayed Draw Term Loan if and when issued. Payments commence on March 31, 2021. The outstanding amount of unpaid principal and interest associated with the Initial Term Loan and the Delayed Draw Term Loans is due on the maturity date of November 23, 2027. Prior to the maturity date, the Company may elect to prepay, in whole or in part, the Initial Term Loan and Delayed Draw Term Loans at any time without penalty.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Company is also subject to mandatory prepayments on the Initial Term Loan and Delayed Draw Term Loans based on the occurrence of certain events after November 23, 2020 including, (1) an amount equal to a percentage between 50% and 0% of excess cash flow for the year ended December 31, 2021 based on the Company’s first lien net leverage ratio (calculated as total consolidated debt secured by a lien on any collateral divided by consolidated adjusted EBITDA in accordance with GAAP) at December 31, 2021, due only if such calculated amount is greater than $3 million, (2) an amount equal to 100% of the net proceeds received in excess of $3 million individually in any fiscal year, or $10 million in the aggregate, pertaining to the disposition of assets that are not reinvested in assets useful to the Company’s business within 18 months of the disposition date, (3) an amount equal to 100% of the net proceeds received from the issuance of indebtedness that is not intended to refinance the credit agreement with Credit Suisse, and (4) $400 million of the net cash proceeds received from the private placement (“PIPE”) of common stock of the Company after the Transaction with Jaws.

The Company maintains the right to choose between an applicable base rate (“ABR”) borrowing or a Eurodollar borrowing prior to the issuance of all credit by Credit Suisse. Interest is calculated on a 360-day year, or a 365-day year when Credit Suisse’s prime rate is utilized in an ABR borrowing, payable in arrears on the last business day of each calendar quarter, and payable in arrears on the maturity date of each borrowing. Payments commence on March 31, 2021.

ABR borrowings are subject to interest at a rate per annum equal to (1) the greatest of (a) Credit Suisse’s prime rate in effect on such day, (b) the funds effective rate issued by the Federal Reserve Bank of New York in effect on such day plus 0.5%, (c) the London interbank offered rate (“LIBOR Rate”) for a one month interest period on such day, as adjusted via multiplication by the Credit Suisse’s statutory reserve rate and subject to a floor of 0.75% on the adjusted rate only for the Initial Term Loan and the Delayed Draw Term Loans, plus 1%, and (d) solely with respect to the Initial Term Loans and Delayed Draw Term Loans, 1.75%, plus (2) the applicable rate of (a) 3.75% from between November 23, 2020 to the closing date of the Transaction with Jaws and (b) 3.5% after the closing date of the Transaction with Jaws, provided that if the Company achieves a public corporate rating from S&P of at least B and a public credit rating from Moody’s of at least B2, then for as long as such rating remain in effect, a rate of 3.25% shall be applicable.

Eurodollar borrowings are subject to interest at a rate per annum equal to (1) the LIBOR Rate for a one month interest period on such day, as adjusted via multiplication by the Credit Suisse’s statutory reserve rate and subject to a floor of 0.75% on the adjusted rate only for the Initial Term Loan and the Delayed Draw Term Loans, plus (2) the applicable rate of (a) 5.25% as of November 23, 2020, which was amended to 4.75% subsequent to December 21, 2020 and (b) 4.5% after the closing date of the Transaction with Jaws, provided that if the Company achieves a public corporate rating from S&P of at least B and a public credit rating from Moody’s of at least B2, then for as long as such rating remain in effect, a rate of 4.25% shall be applicable. Prior to November 23, 2020, the Company elected to treat the Initial Term Loan and the Initial Revolving Facility as Eurodollar borrowings. The current stated interest rate for the Initial Term Loan and Initial Revolving Facility is 5.5%. The effective interest rate for the Initial Term Loan is 6.2%. As of March 31, 2021, the Company’s Initial Term Loan and Delayed Draw Term Commitments bore interest of 5.5%.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The following table sets forth the Company’s future principal payments as of March 31, 2021, assuming a mandatory prepayment does not occur:

Year ending December 31,	Amount (in thousands)
Remainder of 2021	$3,600
2022	4,800
2023	4,800
2024	4,800
2025	4,800
Thereafter	456,000

Total	$478,800

As of March 31, 2021 and December 31, 2020, the balance of debt issuance costs and debt discounts totaled $22.8 million and $24.9 million, respectively, and are being amortized into interest expense over the life of the loan using the effective interest method. Of the balance as of March 31, 2021, $17.9 million is related to the Term Loan 3 Initial Term Loan, and as such is reflected as a direct reduction to the long-term debt balances, while the remaining $4.9 million is related to the Delayed Draw Term Commitments and the Initial Revolving Facility, and as such is reflected in prepaid and other current assets and other assets. For the three months ended March 31, 2021 and 2020, the Company recognized interest expense of $10.6 million and $3.7 million, respectively, of which $2.2 million and $0.2 million, respectively, was related to the amortization of debt issuance costs.

11.	DUE TO SELLER

In connection with the Company’s historical acquisitions, the following amounts are due to the respective sellers as of March 31, 2021:

(in thousands)	Current	Long-term	Total
Due to Orlando Rangel, M.D., P.A. and Primarycare Group, LLC	$14,726	$—	$14,726
Due to HP Enterprises II, LLC and related entities	14,214	—	14,214
Due to Central Florida Internists, Inc.	3,137	—	3,137
Due to Horizon Health Medical Center Corp.	765	—	765
Due to Primary Care Physicians and related entities	750	—	750
Due to Jose L. Martinez, M.D., P.A.	400	—	400
Due to GMP Medical, LLC	350	—	350
Due to Alhambra Medical Group, Inc.	139	—	139
Due to Gonzalo A. Gonzalez, M.D., P.A.	138	—	138
Due to A and L Clinic Center, Inc. d/b/a Diamond Care Medical Center	135	—	135
Due to San Antonio Advanced Medical Group, P.A. and Armando A. Sanchez, M.D.	44	—	44

Total due to sellers	$34,798	$—	$34,798

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Included in the balances above are the amounts recorded as part of the initial purchase prices of 2021 acquisitions and prior years including accrued interest and accrued bonuses payable to various sellers as part of their respective employment agreements, as well as other amounts due to sellers. The amount due to sellers was $29.6 million, and the total bonuses owed to sellers were $5.2 million, as of March 31, 2021. Total bonus charges to various sellers as part of their respective provider employment agreements amounted to a total of $2.0 million for the three months ended March 31, 2021. These charges are included within the caption transaction costs and other within the accompanying consolidated statements of operations.

The following amounts were due to the respective sellers as of December 31, 2020:

(in thousands)	Current	Long-term	Total
Due to Orlando Rangel, M.D., P.A. and Primarycare Group, LLC	$16,436	$—	$16,436
Due to HP Enterprises II, LLC and related entities	2,484	13,976	16,460
Due to Central Florida Internists, Inc.	2,495	—	2,495
Due to Primary Care Physicians and related entities	2,264	—	2,264
Due to Valerio Toyos, M.D., P.A.	1,375	—	1,375
Due to Belen Medical Centers, LLC and related entities	721	—	721
Due to Horizon Health Medical Center Corp.	556	—	556
Due to GMP Medical, LLC	350	—	350
Due to Alhambra Medical Group, Inc.	139	—	139
Due to Jose L. Martinez, M.D., P.A.	119	—	119
Due to Gonzalo A. Gonzalez, M.D., P.A.	100	—	100
Due to A and L Clinic Center, Inc. d/b/a Diamond Care Medical Center	90	—	90

Total due to sellers	$27,129	$13,976	$41,105

12.	FAIR VALUE MEASUREMENTS

The FASB ASC, Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy under the accounting standard are described as follows:

• Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

• Level 2	Inputs to the valuation methodology include:

•	quoted prices for similar assets or liabilities in active markets;

•	quoted prices for identical or similar assets or liabilities in inactive markets;

•	inputs other than quoted prices that are observable for the asset or liability;

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

• Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. The carrying amounts of financial instruments including cash, accounts receivable, accounts payable, accrued liabilities, due to seller and short-term borrowings approximate fair value due to the short maturities of such instruments. The fair value of the Company’s debt using Level 2 inputs is approximately $481.0 million and $474.0 million as of March 31, 2021 and December 31, 2020, respectively.

The following is a description of the valuation methodology used for liabilities measured at fair value.

Contingent Consideration: Consideration is earned by the seller of one of our historical acquisitions based on the Company completing acquisitions of various targets specified at the time that business was acquired. The consideration is valued at fair value applying a Scenario Based method. The fair value considers transactions with the specified targets where a letter of intent is signed no later than June 30, 2021 and the acquisition is closed by December 31, 2021. The probability weighted average takes the probability of a given deal meeting this criteria and 20% of the preliminary consideration, discounted to present value using a risk-free/credit risk rate of 7.0%.

The preceding method described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation method is appropriate and consistent with other market participants, the use of different methodology or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table sets forth by level, within the fair value hierarchy, the Company’s liabilities measured at fair value on a recurring basis and non-recurring as of March 31, 2021:

(in thousands)	Carrying Value	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities measured at fair value on a recurring basis:
Contingent consideration	$5,457	$—	$—	$5,457

Total Liabilities	$5,457	$—	$—	$5,457

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

There was a change of $0.3 million in the fair value of the contingent consideration during the three months ended March 31, 2021.

The following table sets forth by level, within the fair value hierarchy, the Company’s liabilities measured at fair value on a recurring and non-recurring basis as of December 31, 2020:

(in thousands)	Carrying Value	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities measured at fair value on a recurring basis:
Contingent consideration	$5,172	$—	$—	$5,172

Total Liabilities	$5,172	$—	$—	$5,172

There was an immaterial change in the fair value of the contingent consideration during the three months ended March 31, 2020.

Activity of the assets and liabilities measured at fair value using significant unobservable inputs is as follows:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	For the three months ended March 31,
(in thousands)	2021	2020
Opening Balance as at January 1,	$5,172	$23,429
Total contingent consideration fair value adjustment expense for the period included in earnings	285	—

Closing Balance as at March 31,	$5,457	$23,429

13.	VARIABLE INTEREST ENTITIES

Cano Health Texas, PLLC (“Cano Texas”) and Cano Health Nevada, PLLC (“Cano Nevada”), were established to employ healthcare providers, to contract with managed care payors, and to deliver healthcare services to patients in the markets that the Company serves. The Company evaluated whether it has a variable interest in Cano Texas and Cano Nevada, whether Cano Texas and Cano Nevada are VIEs, and whether the Company has a controlling financial interest in Cano Texas and Cano Nevada. The Company concluded that it has variable interests in Cano Texas and Cano Nevada on the basis of its Master Service Agreement (“MSA”) which provides office space, consulting services, managerial and administrative services, billing and collection, personnel services, financial management, licensing permitting and credentialing, claims processing, in exchange for a service fee and performance bonuses payable to the Company. The MSA transfers substantially all the residual risks and rewards of ownership to the Company. Cano Texas and Cano Nevada’s equity at risk, as defined by U.S. GAAP, is insufficient to finance its activities without additional support, and, therefore, Cano Texas and Cano Nevada are considered VIEs, and are not affiliates of the Company.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

In order to determine whether the Company has a controlling financial interest in Cano Texas and Cano Nevada, and, thus, whether the Company is the primary beneficiary, the Company considered whether it has i) the power to direct the activities of Cano Texas and Cano Nevada that most significantly impact its economic performance and ii) the obligation to absorb losses of the entities that could potentially be significant to it or the right to receive benefits from Cano Texas and Cano Nevada that could potentially be significant to it. The Company concluded that it may unilaterally remove the physician owners of Cano Texas and Cano Nevada at its discretion and is therefore considered to hold substantive kick-out rights over the decision maker of Cano Texas and Cano Nevada. Under the MSA, the Company is entitled to a management fee and a performance bonus that entitle the Company to substantially all of Cano Texas and Cano Nevada’s residual returns or losses, and is exposed to economics which could be significant to it. As a result, the Company concluded that it is the primary beneficiary of Cano Texas and Cano Nevada and therefore, consolidates the balance sheets, results of operations, and cash flows of these entities. The Company performs a qualitative assessment of Cano Texas and Cano Nevada on an ongoing basis to determine if it continues to be the primary beneficiary.

The table below illustrates the aggregated VIE assets and liabilities and performance for Cano Texas and Cano Nevada:

	As of,
(in thousands)	March 31, 2021	December 31, 2020
Total Assets	$9,544	$8,182

Total Liabilities	$13,586	$12,371

	Three Months Ended March 31,
(in thousands)	2021	2020
Total Revenues	$991	$—
Operating Expenses:
Direct patient expense	1,205	—
Selling, general and administrative expenses	2,313	23
Depreciation and amortization expense	247	—

Total operating expenses	3,765	23

Net loss	$(2,774)	$(23)

Since these entities opened their medical centers for operation and started to enroll members in the second half of 2020, the $1.0 million in revenues for the three months ended March 31, 2021 represents a pro-rata portion of the care coordination payments received from Humana and capitated revenue related to already enrolled members. There are no restrictions on Cano Texas and Cano Nevada’s assets or on the settlement of its liabilities. The assets of Cano Texas and Cano Nevada can be used to settle obligations of the Company. Cano Texas and Cano Nevada are included in the Company’s creditor group; thus, creditors of the Company have recourse to the assets owned by Cano Texas and Cano Nevada. There are no liabilities for which creditors of Cano Texas and Cano Nevada do not have recourse to the general credit of the Company. There are no restrictions placed on the retained earnings or net income of Cano Texas and Cano Nevada with respect to potential future distributions.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

14.	RELATED PARTY TRANSACTIONS

Advisory Services Agreement

In December 2016, the Company and InTandem Capital Partners, LLC (“InTandem”) entered into an advisory services agreement whereby InTandem owns the majority voting and equity interest in ITC Holdings, the Company’s Parent, and provides financial and management consulting services to the Company. Services provided include, but are not limited to (i) corporate strategy, (ii) legal advice, (iii) acquisitions and divestitures strategies, and (iv) debt and equity financings. InTandem is entitled to an annual fee equal to the greater of $0.3 million or 2% of EBITDA for the prior calendar year plus out of pocket expenses. In the event the Company completes an acquisition or is sold, an advisory fee of 2% of the enterprise value, as defined, will be due to InTandem. In addition, upon payment, an advisory fee equal to 2% of the deferred payment will be due to InTandem. The advisory services agreement will terminate upon the earlier of a sale of the Company or a material breach by InTandem of any of its obligations under the agreement.

During the three months ended March 31, 2021 and 2020, the Company incurred an immaterial amount and $1.2 million, respectively, in expenses pursuant to the advisory services agreement which are included in the transaction costs and other caption, and approximately $0.4 million and $0.2 million, respectively, which are included in the management fees caption in the accompanying consolidated statements of operations. As of March 31, 2021 and December 31, 2020, an immaterial balance was owed to InTandem in relation to this agreement.

Administrative Service Agreement

On April 23, 2018, the Company entered into a new Administrative Service Agreement between the Company and Dental Excellence Partners, LLC, who merged with four other entities. Dental Excellence Partners, LLC also licensed the Cano Dental trademark from the Company. The administrative fee is a monthly fixed amount per office for providing comprehensive management and related administrative services to the dental practices. During April 2019, the Company entered into an amendment to this agreement and modified the administrative fee. During the three months ended March 31, 2021 and 2020, the Company recognized income from these agreements of approximately $0.1 million and $0.1 million, respectively, which was recorded within the caption fee-for-service and other revenues in the accompanying consolidated statements of operations. As of March 31, 2021 and December 31, 2020, an immaterial amount was due to the Company in relation to these agreements and recorded in the caption accounts receivable.

As part of this agreement, the Company agreed to have Dental Excellence Partners, LLC provide dental services for managed care members of the Company. During the three months ended March 31, 2021 and 2020, the Company was charged approximately $1.2 million and $0.6 million, respectively, for these services. As of March 31, 2021, approximately $0.5 was due in relation to these services to Dental Excellence Partners, LLC, and recorded in the caption accounts payable and accrued expenses in the accompanying consolidated balance sheets. As of December 31, 2020, no balance was due to Dental Excellence Partners, LLC. The Company and Dental Excellence Partners, LLC terminated the Administrative Service Agreement in February 2021, effective immediately.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Dental Service Agreement

During 2019, the Company entered into an acquisition agreement with Belen. As part of the Belen acquisition, the Company entered into a service agreement in September 2019 with Care Dental Group, LLC (“Belen Dental”), whereby the Company agreed to pay Belen Dental $15 per member per month, for each Medicare Advantage (“MA”) patient that is identified by the Company on a monthly enrollment roster to receive care at the legacy Belen Medical Centers. During the three months ended March 31, 2021 and 2020, the Company paid Belen Dental approximately $0.2 million and $0.2 million, respectively, in relation to this agreement.

Humana Relationships

In 2020 the Company and its Parent, ITC Holdings, entered into multi-year agreements with Humana and its affiliates whereby ITC Holdings entered into a note purchase agreement with Humana for a convertible note due October 2022 with aggregate principal of $60 million. The notes accrue interest at a rate of 8.0% per annum through March 2020 and 10.0% per annum thereafter, payable in kind. The notes are convertible to Class A-4 units of the Parent at the option of Humana in the event the Parent and affiliates seek to consummate a sale transaction and may be settled in cash at the option of Humana. The Company is not subject to any obligations under the convertible notes, including payments of principal, interest, or fees under the terms of the instrument. As such, this instrument does not represent debt of the Company.

The Company licenses the use of Humana Affiliate Provider (“HAP”) clinics to provide services at the clinics. The agreements contain an administrative payment from Humana in exchange for the Company providing care coordination services over the term of the agreement. These payments are recognized as revenue ratably over the length of the term of the agreement and are refundable to Humana on a pro-rata basis if the Company ceases to provide care at the clinics during the specified service period in the agreements. We have identified one performance obligation to stand ready to provide care coordination services at the centers for the length of the term specified in the contracts.

The HAP Agreements also contain an arrangement for a license fee that is payable by the Company to Humana for the Company’s use of Humana owned or leased facilities to provide health care services. The agreement prohibits Cano from using the clinics for plans not sponsored by Humana. The license fee is a reimbursement to Humana for its costs of owning or leasing and maintaining the clinics, including rental payments, maintenance or repair expenses, equipment expenses, special assessments, cost of upgrades, taxes, leasehold improvements, and other expenses identified by Humana. The Company has not paid license fees to Humana during the three months ended March 31, 2021. The license, deferred revenue and deferred rent liability to Humana totaled $15.7 million and $13.5 million as of March 31, 2021 and December 31, 2020, respectively. The Company also recorded $0.2 million in operating lease expense related to its use of Humana clinics in the three months ended March 31, 2021.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Prior to entering into the agreements, the Company had existing payor relationships with Humana related to existing revenue arrangements within the Company. For the period that Humana was a related party to the Company, the Company recognized in its consolidated statements of operations revenue from Humana, including its subsidiaries, of $185.2 million and associated third-party medical costs of $133.8 million for the three months ended March 31, 2021, and $10.3 million and $6.3 million, respectively, for the three months ended March 31, 2020.

Further, the Company has a right of first refusal with Humana on any sale, lease, license or other disposition, in one transaction or a series of related transactions, of assets, businesses, divisions or subsidiaries that constitute 20% or more of the net revenues, net income or assets of, or any equity transaction.

Operating Leases

The Company leases several offices and medical spaces from certain employees and companies that are controlled by certain equity holders of ITC Holdings. Monthly rent payments in aggregate totaled approximately $0.7 million and $0.5 million for the three months ended March 31, 2021 and 2020, respectively, and terminate between December 31, 2020 through June 2024.

General Contractor Agreements

As of December 31, 2018, the Company has entered into various general contractor agreements with a company that is controlled by a family member of the CEO of Cano Health to perform leasehold improvements at various of the Company’s locations as well as various repairs and related maintenance as deemed necessary. Payments made pursuant to the general contractor agreements as well as amounts paid for repairs and maintenance to this related party totaled approximately $1.4 million and $2.0 million for the three months ended March 31, 2021 and 2020, respectively.

Other Related Party Transactions

The Company made payments to various related parties in relation to logistic software, medical supplies, housekeeping, and moving costs. During the three months ended March 31, 2021 and 2020 the Company paid approximately $0.3 million and $0.1 million, respectively.

On April 23, 2018, the Company advanced funds to an affiliated company, Dental Excellence Partners, LLC, in the amount of $4.5 million. The loan agreement calls for monthly interest-only payments to be received beginning May 1, 2018, and the entire outstanding principal balance shall be due and payable in full on April 23, 2023. The note receivable bears interest at 7.0%. For the three months ended March 31, 2020, the Company recognized $0.1 million of interest income related to this loan agreement. On December 17, 2020, Dental Excellence Partners made an early repayment of the outstanding balance to the Company. In connection with the settlement of this advance, the Company wrote-off $0.5 million, $0.4 million of which was due under the Administrative Service Agreement and $0.1 million was due for other services provided.

Additionally, during the year ended December 31, 2018, two executives of the Company obtained shares of the Parent, ITC Holdings, for a total amount of $0.4 million. As part of this transaction, the two executives paid cash and entered into promissory notes with the Parent in order to acquire the shares. Concurrently, ITC Holdings agreed

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

to contribute the money received from these two executives to the Company. Additionally, the amount due from these two executives to ITC Holdings was also assigned to the Company. On May 25, 2018, the first promissory note was obtained in the amount of $0.1 million, payable on May 25, 2026 with a fixed annual interest rate of 2.8%. On August 24, 2018, the second promissory note was obtained from the Company in the amount of $0.05 million, with a fixed annual interest rate of 2.8%. The loan and interest receivable is due on August 24, 2025.

15.	EQUITY-BASED COMPENSATION

Equity-Based Compensation

There were no equity-based compensation arrangements made during the three months ended March 31, 2021 and 2020.

Profits Interest Units

On September 30, 2017, the Parent’s Limited Liability Agreement (“LLC Agreement”) created class B units, called Profit Interest Units (“PIU”), to provide additional incentives to attract and retain qualified, competent employees for the Company. The LLC agreement also allows for PIUs to be issued to non-employees. All grants of PIUs are required to be authorized by the Board of Directors of the Parent and must go through a vote of the Board of Directors to be approved. The LLC Agreement defines the applicable vesting dates, conditions to vesting, restrictions on transferability, and any other restrictions for PIU’s. For Class B Units granted, 75.0% of the grants vest evenly at a rate of 2.0833% per month over a four-year period and expire 10 years from the date of grant. The remaining 25.0% of the Class B Units granted vest only upon the consummation of the sale of the Company or its Parent. The PIU awards are accounted for using the fair value method, which requires measurement and recognition of compensation expense for all awards granted to the Company’s employees based upon the grant-date fair value. The Company recognizes the compensation expense over the requisite service period for each of Parent’s PIUs granted in the Company’s consolidated statement of operations and as a contribution of members’ capital.

The following is a summary of the class B units outstanding as of March 31, 2021:

	Shares subject to Vesting	Weighted Average Grant Date Fair Value
Balance of unvested PIUs as of December 31, 2019	311,873	$2.87
Issuance of additional PIUs	86,000	3.73
Vested	(109,314)	2.86

Balance of unvested PIUs as of December 31, 2020	288,559	$3.13
Issuance of additional PIUs	10,000	5.22
Vested	(21,241)	3.22

Balance of unvested PIUs as of March 31, 2021	277,318	$3.20

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Company recorded compensation expenses of $0.1 million and $0.1 million for the three months ended March 31, 2021 and 2020, respectively, based upon the number of vested class B units.

During the three months ended March 31, 2021 and 2020, the Parent granted class B units to employees of the Company with immaterial fair values, calculated using the Black-Scholes option-pricing model with the following assumptions:

	As of March 31,
	2021	2020
Risk-free interest rate	0.2%	1.6%
Expected volatility	35.0%	35.0%
Expected life (in years)	0.5	0.8
Discount for lack of Marketability	30.1%	38.5%
Expected dividend yield	—	—

The risk-free interest rate assumption is based on the observed treasury yield curve appropriate for the term of the related class B units. The expected life of class B units was calculated using the average of the contractual term of the option and the weighted-average vesting period of the class B unit, as the Company does not have sufficient history to use an alternative method to the simplified method to calculate an expected life for employees or non-employees. The Company has not paid a dividend and is not expected to pay a dividend in the foreseeable future. Expected volatility for the Company’s class B units was determined based on an average of the historical volatility of a peer group of similar public companies.

As of March 31, 2021, the total unrecognized equity-based compensation expense related to unvested PIU’s aggregated to $0.5 million to be recognized over a weighted average period of 3.2 years. As of March 31, 2021, the total unrecognized equity-based compensation expense related to unvested PIU’s that vest only upon the consummation of the sale of the Company aggregated to $0.4 million.

The total equity-based compensation expense related to all the equity-based awards granted by the Parent is reported in the consolidated statement of operations as compensation expense within the selling, general and administrative expense caption.

16.	COMMITMENTS AND CONTINGENCIES

Vendor Agreement

The Company, through its subsidiaries Comfort Pharmacy, LLC, Comfort Pharmacy 2, LLC, and Belen Pharmacy Group, LLC entered into a multi-year Prime Vendor Agreement (“PVA”) with a pharmaceutical wholesaler, effective November 1, 2020, that continues through October 31, 2023. This agreement extends on a month-to-month basis thereafter until either party gives 90 days’ written notice to terminate. The pharmaceutical wholesaler serves as

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

the Company’s primary wholesale supplier for branded and generic pharmaceuticals. The agreement contains a provision that requires average monthly net purchases of $0.8 million, and if the minimum is not met, the vendor may adjust the pricing of goods. A Joinder Agreement was entered into on December 1, 2020, which amended the PVA to include IFB Pharmacy, LLC under the agreement as of this date.

Prior to this, in early 2019 the Company was under an agreement through its subsidiaries Comfort Pharmacy, LLC and Comfort Pharmacy 2, LLC, with the same vendor that contained a provision which required minimum annual purchases of $3.6 million, and if the minimum was not met, the vendor may adjust the pricing of goods. On July 1, 2019, the Company entered into a new agreement with the vendor that contained a provision which required minimum average monthly net purchases of $0.4 million, and if the minimum was not met, the vendor may adjust the pricing of goods. This agreement was replaced by the PVA discussed above.

Additionally, as a result of the Belen acquisition, the Company adopted the vendor agreement in 2019 that Belen, through its subsidiary Belen Pharmacy Group, LLC, had with the same pharmaceutical vendor. The agreement contained a provision which required minimum average monthly net purchases of $0.3 million, and if the minimum was not met, the vendor may adjust the pricing of goods. This agreement was replaced by the PVA discussed above.

Management believes for the three months ended March 31, 2021 and 2020 the minimum requirements of the agreements in place were met.

Operating Leases

The Company leases office facilities and office equipment under non-cancellable operating leases expiring through the year 2028. Refer to Note 14 for operating leases that were entered into with related parties. Minimum future payments as of March 31, 2021 are approximately as follows:

Year ending December 31,	Amount (in thousands)
Remainder of 2021	$8,239
2022	11,481
2023	10,189
2024	8,585
2025	7,079
Thereafter	21,136

Total	$66,709

Rent expense for the three months ended March 31, 2021 and 2020 amounted to approximately $4.1 million and $2.4 million, respectively.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Litigation

The Company is exposed to various asserted and unasserted potential claims encountered in the normal course of business. Management believes that the resolution of these matters will not have a material effect on the Company’s consolidated financial position, results of their operations or cash flows.

17.	INCOME TAXES

The Company is a pass-through tax entity and no provision, except for certain subsidiaries which are taxed under Subchapter C, is made in the consolidated financial statements for income taxes. The following income tax items are related to the applicable subsidiary company that is subject to income tax treatment.

The income tax expense from continuing operations for the three months ended March 31, 2021 and 2020 consists of the following:

	For the Three Months Ended March 31,
(in thousands)	2021	2020
Jurisdictional earnings:
U.S losses	$(11,106)	$(2,170)
Foreign earnings/(losses)	1,350	(30)

Total losses	(9,756)	(2,200)

Current:
U.S Federal	—	—
U.S. State and local	48	(1)
Foreign	591	(11)

Total current tax provision	639	(12)
Deferred:
U.S Federal	—	—
U.S. State and local	—	—
Foreign	75	—

Total deferred tax benefit	75	—

Total tax expense/(benefit)	$714	$(12)

The effective tax rate for the period presented differs from the statutory U.S. tax rate. This is primarily due to the Company’s pass-through entity treatment for tax purposes. In addition, for the Company’s taxable subsidiary operations, the effective tax rate differs due to mainly state income taxes and Puerto Rico taxes. The remaining rate differences are immaterial.

Deferred taxes for the applicable subsidiary companies are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences, operating losses and other tax credit carryforwards. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The tax effect of temporary differences that give rise to a significant portion of the deferred tax assets and deferred tax liabilities consist of the following:

	As of,	As of,
(in thousands)	March 31, 2021	December 31, 2020
Deferred tax assets:
Foreign tax credits	$1,058	$244
Net operating loss	—	—

Total gross deferred tax assets	1,058	244
Valuation allowance	(1,058)	(244)

Net deferred tax assets	—	—
Deferred tax liabilities:
Unremitted earnings	(139)	(63)

Deferred tax liabilities, net	$(139)	$(63)

As of March 31, 2021, $1.1 million of gross deferred tax assets are fully reserved through a valuation allowance. The Company does not anticipate the deferred tax assets will be utilized. As of March 31, 2021, $0.1 million of deferred tax liabilities is included in other liabilities.

Management continuously assesses the likelihood that it is more likely than not that the deferred tax assets generated will be realized. In making such determinations, all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, and recent financial operations, are considered. In the event that management were to determine that the deferred income tax assets would be realized in the future for an amount equal to the net recorded amount, the valuation allowance and provision for income taxes would be adjusted.

The Company does not have any unrecognized tax positions (“UTPs”) as of March 31, 2021. While the Company currently does not have any UTPs, it is foreseeable that the calculation of the Company’s tax liabilities may involve dealing with uncertainties in the application of complex tax laws and regulations in multiple jurisdictions across the Company’s operations. Accounting Standards Codification (“ASC”) 740, Income Taxes, (“ASC 740”) states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits. Upon identification of a UTP, the Company would (1) record the UTP as a liability in accordance with ASC 740 and (2) adjust these liabilities if/when management’s judgment changes as a result of the evaluation of new information not previously available. Ultimate resolution of UTPs may produce a result that is materially different from a Company’s estimate of the potential liability. In accordance with ASC 740, the Company would reflect these differences as increases or decreases to income tax expense in the period in which new information is available. The Company’s accounting policy under ASC 740-10 is to include interest and penalties accrued on uncertain tax positions as a component of income tax expense in the event a material uncertain tax position is booked in the consolidated financial statements.

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Company files income tax returns in the U.S. with Federal and State and local agencies, and in Puerto Rico. The Company is subject to U.S. Federal, state and local tax examinations for tax years starting in 2017. The Puerto Rico subsidiary group is subject to U.S. Federal, state and foreign tax examinations for tax years starting in 2019. The Company does not currently have any ongoing income tax examinations in any of its jurisdictions. The Company has analyzed filing positions in the Federal, State, local and foreign jurisdictions where it is required to file income tax returns for all open tax years and does not believe any tax uncertainties exist.

18.	SEGMENT INFORMATION

The Company organizes its operations into one reportable segment. The Chief Executive Officer, who is our Chief Operating Decision Maker (“CODM”), reviews financial information and makes decisions about resource allocation based on their responsibility to deliver high quality primary medical care services to the Company’s patient population. For the periods presented, all of the Company’s revenues were earned in and all of the Company’s long lived assets were located in the United States.

19.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through June 9, 2021, the date on which the consolidated financial statements were available to be issued.

On May 5, 2021, the Company finalized a purchase agreement to acquire all of the assets of a medical center for $72.0 million; on this date the total consideration was paid out to the sellers. In connection with this acquisition, the Company borrowed an additional $75.1 million in delayed draw term loan borrowings. Quarterly payments were increased in proportion to the additional borrowing. A preliminary allocation of the purchase price has not been completed as of the date on which the consolidated financial statements were available to be issued.